Exhibit 5.2

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]

12 July 2005

HSBC Holdings plc
8 Canada Square
London E14 5HQ

Ladies and Gentlemen:

     We have acted as special English counsel to HSBC Holdings plc, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the offer by the Company for any and all existing 7.35% Subordinated Notes due 2032 (the “Old 7.35% Notes”) of the Company and any and all existing 7.625% Subordinated Notes due 2032 (the “Old 7.625% Notes,” and together with the Old 7.35% Notes, the “Old Notes”) of the Company (such offer, as described in the Prospectus (as defined below), the “Exchange Offer”). In the Exchange Offer, the Company is offering to exchange, for each $1,000 principal amount of the Old 7.35% Notes, $1,000 principal amount of the Company’s 7.35% Subordinated Notes due 2032 (the “New 7.35% Notes”) and the Company is offering to exchange, for each $1,000 principal amount of the Old 7.625% Notes, $1,000 principal amount of the Company’s 7.625% Subordinated Notes due 2032 (the “New 7.625% Notes,” and together with the New 7.35% Notes, the “New Notes”). The New Notes will be issued under the Indenture, dated as of December 10, 2002 (the “Indenture”), between the Company and The Bank of New York, as trustee, as supplemented by supplemental indentures (the “Supplemental Indentures”), dated as of December 3, 2004 (and as otherwise amended through the date hereof, the “HSBC Indenture”). Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the HSBC Indenture.

     In arriving at the opinions expressed below we have reviewed copies of the following documents:

(a)	an executed copy of the Indenture;

(b)	an executed copy of the Supplemental Indentures;

(c)	a copy of the Memorandum and Articles of Association of the Company as updated in May 2005; and

(d)	an extract of a resolution of the Board of Directors of the Company dated February 25, 2005.

     The Indenture, the Supplemental Indentures and the New Notes shall hereinafter be referred to as the “Transaction Documents”.

     In rendering the opinions expressed below we have assumed and not verified:

     (a) the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as certified photocopies or facsimile copies;

     (b) that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen and, in the case of the New Notes, that they have been or will be duly executed, authenticated and delivered in accordance with the terms of the Indenture and any Supplemental Indentures;

     (c) that each of the Transaction Documents has been or will be duly authorised, executed and delivered by or on behalf of each of the parties thereto (other than the Company (other than in respect of the Indenture)) and each such party (other than the Company (other than in respect of the Indenture)) has the power, capacity and authority to execute and deliver and to perform its obligations contained in each of the Transaction Documents to which it is or will be a party;

     (d) the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of any of the Transaction Documents;

     (e) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of each of the parties to the Transaction Documents) and the compliance by each of the parties thereto with each of their respective obligations under the Transaction Documents to which they are party;

     (f) that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

     (g) there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England may be relevant, such laws have been or will be complied with;

     (h) each of the parties to the Transaction Documents has complied with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the offer of the Notes in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion) and 118 (market abuse) of the FSMA) and that the New Notes have not been offered in circumstances which would constitute an offer to the public in the United Kingdom as determined in accordance with Schedule 11 of the FSMA or the Public Offers of Securities Regulations 1995, as applicable;

     (i) the choice of the laws chosen to govern the Transaction Documents was freely made and in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

     (j) that each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of New York by which each of the Transaction Documents is expressed to be governed) (other than in the case of the Company, the laws of England);

     (k) that the information relating to the Company disclosed by our searches on 12 July, 2005 by telephone at Companies House and by telephone at the Central Registry at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the file in London at the time of our search, that such oral disclosures did not fail to disclose any material information or any petition for an administration order or winding up in respect of the Company that has been presented in any event in England and Wales;

     (l) that, except insofar as matters are on public record and are discoverable by making any of the searches referred to in (k) above, each of the Companies has not passed any voluntary winding-up resolution and that no petition has been presented to, or order made by, any competent authority for the winding-up, dissolution or administration of such Company and that no receiver, interim liquidator, administrative receiver, trustee, administrator or similar officer has been appointed in relation to such Company or any of its assets or revenues;

     (m) that the meeting of the Board of Directors of the Company on February 25, 2005 referred to in the extract of the minutes above was duly convened and held and such extract of the minutes are a true record of the resolutions contained therein and are in full force and effect and have not been amended, revoked or superseded and that each of the Transaction Documents has been duly approved and executed by an Authorised Person (as defined in that resolution); and

     (n) that the Notes will have been duly prepared and issued in accordance with the provisions and arrangements contained or described in the Indenture and the Supplemental Indentures.

     On the basis of the foregoing, and having regard to such legal considerations as we deem relevant and subject as set out below, we are of the opinion that:

     1. Each of the Indenture and the Supplemental Indentures has been duly authorised, executed and delivered by the Company.

     2. The Company has taken the necessary corporate action to authorise the Authorised Persons to approve and execute the Supplemental Indentures and the New Notes and the provisions of the Indenture specified to be governed by English law constitute valid binding and enforceable obligations of the Company.

     The expression “enforceable” as used above means that the obligations referred to are of a type which English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

     (a) The opinion set forth above as regards the binding effect and validity of the obligations and their enforceability against contracting parties is subject to all limitations resulting from the laws of bankruptcy, administration, liquidation, insolvency, fraudulent transfer, reorganisation, moratorium, suretyship or and similar laws of general application affecting creditors’ rights and to general principles of equity.

     (b) Enforcement may be limited by general principles of equity. For example, equitable remedies may not be available where damages are considered to be an adequate remedy.

     (c) Where any obligations of any person are to be performed or observed in jurisdictions outside England and Wales, or by a person subject to the laws of a jurisdiction outside England and Wales, such obligations may not be enforceable under English law to the extent that the performance or observance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

     (d) The power of an English court to order specific performance of an obligation or to grant injunctive relief or any equitable remedy is discretionary and, accordingly, we express no opinion as to whether such remedies would be available in respect of any of the obligations of the contracting parties. Specific performance is not usually ordered and an injunction not usually granted where damages would be regarded by the court as an adequate alternative remedy.

     (e) The choice of law provided for in the Transaction Documents may be limited by the Contracts (Applicable Law) Act 1990 in certain circumstances, including, for example, in respect of laws which cannot be derogated from by contract or which are, irrespective of the governing law of the contract, mandatory in the relevant forum.

     (f) Except in those cases where jurisdiction is determined in accordance with Council Regulation (EC) n°44/2001 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, the provisions of the Brussels Convention on jurisdiction in civil and commercial matters of 1968 or the provisions of the Lugano Convention on jurisdiction and the enforcement of judgments in civil and commercial matters of 1988, an English court has power to stay an action where it is shown that it can, without injustice to the plaintiff, be tried in a more convenient forum.

     (g) Any provision providing that any calculation, certification, determination, notification, minute or opinion will be conclusive and binding will not be effective if such calculation, certification, determination, notification, minute or opinion is fraudulent or made on an unreasonable or arbitrary basis or in the event of manifest error despite any provision to the contrary and it will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto.

     (h) Any provision for the payment of liquidated damages, compensation, additional interest or similar amounts might be held to be unenforceable on the ground that it is a penalty.

     (i) Any undertaking or indemnity may be void insofar as it relates to stamp duty payable in the United Kingdom.

     (j) An English court may refuse to give effect to any provision of an agreement that amounts to an indemnity in respect of the costs of enforcement or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

     (k) Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

     (l) There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

     (m) Where any person is vested with a discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

     (n) Enforcement of rights may be or become limited by prescription or by lapse of time or may become subject to defences of set-off or counterclaim.

     (o) Any person who is not a party to a contract governed by English law may not be able to enforce any provisions of that contract which are expressed to be for the benefit of that person if and to the extent that the Contracts (Rights of Third Parties) Act 1999 has been disapplied.

     (p) In the case of agreements which are not required by law to be in writing or evidenced in writing, any provision of an agreement under hand may be amended by oral agreement or waived between the parties or by the conduct of the parties, notwithstanding any provision to the contrary.

     (q) Any transfer or payment in respect of the Transaction Documents involving the government of a country which is currently the subject of United Nations sanctions, any person or body resident in, incorporated in or constituted under the laws of any such country or exercising public functions in any such country or any such person or body controlled by the foregoing or by any person acting on behalf of the foregoing may be subject to restrictions pursuant to such sanctions as implemented in English law.

     (r) The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

     (s) A power of attorney may be revoked in certain circumstances, even if it is stated to be irrevocable, unless the power of attorney is expressed to be irrevocable and is given to secure a proprietary interest of the donee of the power or the performance of an obligation owed to the donee.

     (t) An English court is able, where the amount of a claim is denominated in a currency other than sterling, to give judgment in that other currency, as a matter of current procedural practice and at its own discretion.

     (u) The effectiveness of subordination arrangements under English law is not definitively established either in legislation or case law. However, the decision of Venelott J. in the case in re Maxwell Communications Corporation plc (No.2) [1993] 1 WLR 1402 is helpful, although it is a decision of a court of first instance. There are, broadly, two grounds on which subordination arrangements of the type envisaged by the New Notes might be capable of challenge. First, there is uncertainty as to whether subordination (by whatever means) is in breach of the rules on pari passu distributions in any insolvency and therefore is ineffective on public policy grounds; an argument to this effect would be based on the decision of the House of Lords in the case of British Eagle International Air Lines Ltd v Compagnie Nationale Air France [1975] 1 WLR 758. Secondly, there is a question as to whether or not mandatory set-off (under Rule 4.90 of the Insolvency Rules 1986) would operate in respect of an issue of subordinated debt securities. Both these grounds were considered in the Maxwell Communications case. We consider that there are grounds for distinguishing the arrangements contemplated by the subordination of the New Notes from the facts that led to the decision in the British Eagle case. The Maxwell Communications decision provides support for this, drawing a distinction between an arrangement where a creditor is preferred above other creditors and a situation where a creditor agrees to subordinate its claim (thereby waiving the benefit of the pari passu rule.) In the latter situation, the court held that the pari passu rule was not mandatory and that such an arrangement would be effective in the event of the debtor’s liquidation. If the English courts follow the reasoning set out in relation to the pari passu rule in the Maxwell Communications case, the subordination provisions relating to the New Notes set out in Section 12 of the Indenture should be effective so as to ensure that, during the course of the winding-up of the Company and for so long as the Company was not able to pay all its Ordinary Creditors (as defined in the Indenture) in full, the amount for which the holders of such New Notes, as the case may be, could prove in the liquidation would be zero. Accordingly, we do not consider that there would be any actual amount in respect of which the holders of the New Notes would be able to exercise a right of set-off under Rule 4.90 of the Insolvency Rules 1986 for so long as the Ordinary Creditors (as defined in the Indenture) have not been paid in full.

     We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be incurred as a result of or in connection with the New Notes or any other Transaction Document or their creation, issue, offer or any other transaction other than as mentioned in paragraph 1 and 2 above. We have not been responsible for the investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Prospectus relating to the issue of the New Notes, nor have we been responsible for ensuring that such Prospectus contains all material facts. In particular, we have not been responsible for ensuring that the Prospectus or any other document complies with the listing requirements of the United Kingdom Listing Authority.

     The opinions set out in paragraphs 1 and 2 of this opinion letter is limited to the laws of England as currently applied by the courts in England and is given on the basis that it will be governed by and construed in accordance with English law.

     We are furnishing this letter to you solely for your benefit in your capacity as Issuer in connection with the Exchange Offer. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP
By:	/s/ Andrew Shutter
Andrew Shutter, a Partner